Exhibit 10.3
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of February 6, 2020 and effective as of February 6, 2020 (the “Effective Date”), is by and among United Natural Foods, Inc., a Delaware corporation (the “Company”) and Sean F. Griffin (the “Employee”).

WI T N E S S E T H:

WHEREAS, Employee currently serves as the Company’s Chief Operating Officer and Chief Executive Officer of SuperValu, Inc., a subsidiary of the Company pursuant to that certain Employment Agreement dated as of November 5, 2018 (the “Employment Agreement”);

WHEREAS, Employee has informed the Board of his intention to retire from such position effective July 31, 2020, with active transition in role to the Company’s newly appointed Chief Operating Officer commencing March 8, 2020;

WHEREAS, in exchange for the Employee agreeing to continue to provide part-time consulting services to the Company until the end of the second year of the Employment Agreement, as opposed to retiring immediately, the Company agrees it is in the best interest of the Company to enter into this Amendment to the Employment Agreement to provide for severance benefits described herein and to confirm that Employee will receive retirement treatment for his equity awards under Section 4.6 of the Employment Agreement because the Employee became retirement eligible on January 4, 2020;

WHEREAS, to further aid in the transition of Employee’s responsibilities, the Company has requested that Employee continue to serve as a consultant to the Company from July 31, 2020, after his retirement from full-time employment with the Company, until November 5, 2020, the end of the second full year of the Employment Agreement, upon the terms and conditions contained in this Amendment; and

WHEREAS, Employee desires to serve in such capacity, upon the terms and conditions contained in this Amendment, which shall amend and modify the terms of the Employment Agreement, which shall otherwise remain hereafter in full force and effect.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee do hereby agree as follows:

1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Employment Agreement.

2.    Amendments.

2.1    Section 1.3 is hereby amended and restated in its entirety as follows:

“Position. The Company hereby agrees to employ the Employee as a Chief Operating Officer (concurrently with any other employee of the Company assuming such role) until July 31, 2020, and thereafter as a consultant until November 5, 2020, upon the terms and subject to the conditions set forth herein.”

2.2    Full-Time Status. Section 1.3 is hereby amended to add new Subsections (d) and (e) as follows:

“(d)    beginning March 8, 2020, collaborate with the incoming Chief Operating Officer to facilitate the efficient transition of his responsibilities.

(e)    Employee shall transition to a part-time consultant effective July 31, 2020 through the end of the Term of the Employment Agreement and shall no longer be an employee of the Company after July 31, 2020; provided, however, that during the period in which Employee is a consultant to the Company he shall provide not more than 8 hours of service per week.

2.3    Term. The “Term” of the Employment Agreement set forth in Section 2 is hereby amended to begin on the Effective Date and continue until November 5, 2020.

2.4    Section 3.1 shall be modified to provide that Employee shall receive the Base Salary through July 31, 2020. Further, Employee will not be entitled to participate in any employee benefit plans or programs, or to earn any additional incentive compensation under the short-term incentive plan subsequent to July 31, 2020. Also, Employee will not be eligible for additional equity grants under the Company’s long-term incentive plan after the Effective Date of this Amendment. Outstanding equity awards shall vest and be payable in accordance with Section 4.6. Restricted stock units that vest as of the end of the Term (on the Termination Date) under Section 4.6 shall be payable on the 190th calendar day following the Termination Date. Employee hereby acknowledges that the payments described in new Section 4.4(f) constitute sufficient consideration for his service in a part-time consultant capacity from July 31, 2020 through the end of the Term.

2.5    Termination Date. As used in the Employment Agreement, the term “Termination Date” shall mean November 5, 2020, or such earlier date as Employee’s employment is terminated by the Company for Cause. The payments described in Section 4.4(f) and 4.6 shall be the only payments required, unless termination is for Cause, in which case Section 4.2 shall apply and Section 4.4 shall not apply, as a result of the termination or expiration of this Agreement as of the Termination Date.

2.6    Section 4.4 is hereby amended to add new Subsection 4.4(f) as follows: “(f)
In consideration of Employee extending his retirement date until July 31, 2020, and continuing in a consulting capacity until the end of the Term, despite his stated desire to retire prior to such date, Employee shall be entitled to the payments described in Section 4.4(a)(ii)(A) and (B) hereof with an effective termination of full-time employment as of July 31, 2020. The payments under (A) shall commence with the Initial Payment, but the total shall be paid over the one-year period thereafter, rather than the two years provided in Section 4.4(a)(ii)(A), subject to Section 4.5 hereof to the extent applicable.

For greater clarity, the payment required under Section 4.4(a)(ii)(B) shall be the full-year, 2020 short-term bonus based on actual performance for the Company’s 2020 fiscal year, payable when such bonus is paid to other Employees, and no additional proration or partial payment or credit shall be provided for fiscal 2021 based on Employee’s consultancy services after July 31, 2020. Sections 4.3 and 4.4(a) (other than 4.4(a)(ii)(A) and (B) just described), (c), (d) and (e) shall become void and without further force and effect upon the effectiveness of this Amendment. Payments made under this Section 4.4(f) shall be subject to Employee’s compliance with the provisions of Section 4.4(b), 5.1 and 5.2.”

2.7    Employee became retirement eligible under the Company’s policies on January 4, 2020, and as such, Employee is retirement eligible under the terms of the Employment Agreement and, accordingly, upon the Termination Date, Employee’s outstanding equity awards shall vest pursuant to Section 4.6, except that (i) Employee’s further service as a consultant shall be deemed to be continuous employment solely for purposes of treatment of his outstanding equity under this Agreement, and (ii) for greater clarity hereunder, Employee’s Retirement shall be deemed to have occurred on the last day of the Term for purposes of such equity awards.

2.8    Section 5.1 is hereby amended to add the following companies to the list of competitors included therein: SpartanNash Company, Associated Grocers, Inc., Associated Wholesale Grocers, Inc., URM Stores, Inc. and Bozzuto’s Inc.

2.9 Attached hereto as Exhibit A is the Form of Release that is mutually agreeable to the Company and the Employee as contemplated by Section 4.4(b) of the Agreement. As this Release is now agreed upon, the Release attached as Exhibit A must be executed and delivered by the Employee to the Company within five (5) days of the Termination Date.

3. No Other Amendments. Except as provided herein, each of the other provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first written above.

EMPLOYEE:

/s/ Sean F. Griffin

Sean Griffin

COMPANY:

UNITED NATURAL FOODS, INC.

By: /s/ Jill E. Sutton
Name: Jill E. Sutton
Title: Chief Legal Officer, General Counsel

1.GENERAL RELEASE

This General Release (this “Release”) is entered into by and between UNITED NATURAL FOODS, INC., and all its past and present subsidiary, related, and affiliated companies (collectively, “UNFI” or “the Company”) and ___________ (the “Employee”) in connection with the Employee’s termination of employment with the Company.

The Employee and the Company hereby agrees as follows:

1.
Separation Date. On _______ (the “Separation Date”), the Employee’s employment as an employee of the Company terminated. As of the Separation Date, the Employee will cease to hold any and all positions as an officer of the Company and each of its affiliates. The Employee agrees to execute any and all reasonable additional documents necessary and solely to effectuate such resignations.

2.	Release of the Company.

a.
The Employee on behalf of the Employee, the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns and all other persons claiming by or through the Employee (collectively, “Releasors”), does hereby voluntarily, knowingly and willingly release, waive and forever discharge the Company, together with each of its past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any and all obligations of any of the Releasees to any Releasors for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Employee or any other Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Release, including but not limited to, (A) any such Claims relating in any way to the Employee’s employment with the Company or any other Releasee, and (B) any such Claims arising under any federal, local, or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, Minnesota Human Rights Act, Minn. Stat. §§ 363A.01-363A.41; Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66-181.71; Minn. §§ 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; Minn. Stat. §§ 181.940-181.944, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the Employee’s employment with the Company or any other Releasee; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Employee and the Company or any other Releasee. Notwithstanding the foregoing, this Section 2(a) shall not release any Releasee from any claims or rights described in Section 2(c).

b.
The Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any of the Releasees or the Employee of any improper or unlawful conduct. The Employee further acknowledges and agrees that the Company and each of the other Releasees have fully satisfied any and all obligations owed to the Employee arising out of or relating to Employee’s employment with and termination of employment from the Company and any other Releasees, and that no further sums, payments, or benefits are owed to the Employee by the Company or any of the other Releasees arising out of or relating to the Employee’s employment with, or termination of employment from, the Company or any of the other Releasees, except as expressly provided in this Release.

c.
Notwithstanding anything in this Release to the contrary, Releasors do not release or waive, and this Release is not intended to, and does not, apply to, and shall not be construed to apply to: (i) entitlements the Employee or any Releasor may have under this Release, or any obligations of any of the Releasees thereunder; (ii) any Released Claims the Employee cannot waive under applicable law, such as the right to make a claim for unemployment or worker’s compensation benefits; (iii) any claim or right to vested benefits under any 401(k) plan, pension plan or profit sharing plan of the Company or its affiliates, or properly incurred unreimbursed business expenses (or other compensation due through the Separation Date), as applicable; (iv) any claim or right to continuation of health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (or similar law); (v) any claim that arises after this Release is signed; (vi) waive or release any right to indemnification, or directors’ and officers’ liability coverage, that the Employee or any Releasor may have pursuant to the Company’s or its affiliates’ bylaws, charter or any applicable insurance policy or other agreements under which the Employee is entitled to indemnification or directors’ and officers’ liability coverage; or (vii) any obligations of the Company to make payments to the Employee, or to deliver shares of equity or cash in lieu thereof, or any other payments of any nature or type, all of the foregoing as contemplated under and in accordance with the terms of the Employment Agreement between the Company and Employee, effective as of October 22, 2018, as amended thereafter.

3.
ADEA; Revocation. This Release includes, but is not limited to, a release of claims arising under the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (“ADEA”) and the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq. The Employee has been informed of the Employee’s right to review and consider this Release for 21 calendar days, if the Employee so chooses, and understands that Employee may sign this Release before the 21-day period has ended, but if the Employee does so, the Employee is waiving and releasing any rights to the full 21-day period. In no case may the Employee sign this Release before close of business on the Separation Date. The Employee understands and agrees that changes to this Release, whether material or immaterial, will not restart the 21-day consideration period. This Release will not become effective until the 15th calendar day after the date on which the Employee signs this Release. The Employee understands that the Employee may rescind the Employee’s execution of this Release by providing written notice to the Company in accordance with the following sentence. To be effective, the rescission must be in writing and delivered to the Company either by hand or by mail within the 15-day period. If delivered by mail, the rescission must be: (i) postmarked within the 15-day period; (ii) properly addressed to United Natural Foods, Inc., Stephanie Soto, SVP, Human Resources, 313 Iron Horse Way, Providence, RI 02908; and (iii) sent by certified mail, return receipt requested. In the event of such a rescission by the Employee, the Company’s obligations under this Release shall be null and void, but the cessation of the Employee’s employment will be unaffected.

4.
Acknowledgment. The Employee acknowledges and agrees that (a) the Employee has read and understands this Release in its entirety; (b) the Company has advised the Employee to consult with an attorney of the Employee’s choosing, specifically concerning this Release, its meaning and its effect, prior to executing this Release and that the Employee has had the opportunity to do so; (c) the Employee’s waiver of rights under this Release is knowing and voluntary and the Employee is entering into this Release willingly; (d) the Employee has a full understanding of the nature of this Release and the consequences of its terms; and (e) that, by assenting to this Release, the Employee will be receiving payments and benefits to which the Employee would not otherwise be entitled.

5.
Restrictive Covenants. The Employee acknowledges and agrees that the confidentiality, noncompetition or non-solicitation provisions or similar provisions set forth in each of (a) any employment agreement the Employee may have with UNFI; or (b) any award agreement corresponding to an equity award received by the Employee, as amended (if applicable), shall remain in full force and effect following the Separation Date in accordance with their respective terms. Employee reaffirms all such obligations as if fully set forth herein.

6.	Permitted Disclosures.

a.
Nothing in this Release shall prohibit the Employee from responding to a subpoena, court order, investigation or similar legal process; provided, however, that, to the extent permitted by such subpoena, court order, investigation or legal process, the Employee agrees to notify the Company’s Office of the General Counsel in writing at the address below prior to making any such disclosure sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order, investigation or similar legal process as soon as reasonably practicable after receiving or receiving notice of a subpoena or court order requesting disclosure of such information: United Natural Foods, Inc., Office of the General Counsel, 313 Iron Horse Way, Providence, RI 02908.

b.
Pursuant to 18 U.S.C. § 1833(b), the Employee understands that the Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Employee understands that if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Release, or any other agreement that the Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Release or any other agreement that the Employee has with the Company shall prohibit or restrict the Employee from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.
Agreement to Cooperate. The Employee also agrees to cooperate, at such reasonable times as may be reasonably requested in advance by the Company, with the Company in regard to any material legal matter, litigation, pre-litigation, administrative, governmental or other judicial proceeding, inquiry or investigation involving the Company and concerning any matters as to which the Employee was actively involved during the Employee’s employment or as to which Employee has direct knowledge. This includes, but is not limited to, providing the Company with complete and accurate information or providing truthful testimony in any proceeding. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee in connection with such undertakings (including reasonable attorneys’ fees). Notwithstanding the foregoing, the Employee shall not be obligated to provide such cooperation if such cooperation materially interferes with the Employee’s ability to perform his or her duties with any new employer or is in contravention of any Constitutional rights.

8.
Return of Property. The Employee acknowledges that Employee has returned all Company property in the Employee’s possession, including any materials stored on a cloud storage site, prior to the date hereof including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology or other written and computer materials belonging to the Company or its clients. The Employee will not at any time copy or reproduce any of the Company’s or its customers’ property. The Employee further understands that all designs, improvements, writings and discoveries made by the Employee during employment that relate to the Company’s business is the exclusive property of the Company and the Employee cannot use, disclose, sell or give them to anyone else.

9.
Entire Agreement. This Release, inclusive of the agreements and plans referenced herein, is the entire agreement between the Employee and the Company concerning the Employee’s employment and the termination of the Employee’s employment. It is the Employee’s intent to be legally bound by the terms of this Release. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both Employee and the Company.

10.
No Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Release to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Release or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.

11.	Severability. The Employee and the Company agree that if any part, term or provision of this Release should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Release shall not be affected or impaired in any way. To the extent permitted by applicable law, the Employee and the Company waive any provision of law that renders any provision of this Release invalid or unenforceable in any respect.

12.	Governing Law. This Release will be governed by the laws of the State of Delaware, without giving effect to its conflict of laws rules.

13.
Construction. The Employee acknowledges and agrees that no promises or representations have been made to induce the Employee to sign this Release other than as expressly set forth herein and that the Employee has signed this Release as a free and voluntary act. Further, this Release has been entered into after review of its terms by the Employee and the Employee’s counsel. Therefore, there shall be no strict construction for or against either party. No ambiguity or admission shall be construed against the Company on the grounds that this Release or any of its provisions was drafted or prepared by the Company.

14.	Counterparts. This Release may be executed in counterparts, each of which will be deemed an original but all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Employee and United Natural Foods, Inc., hereby execute this Release.

Dated:
EMPLOYEE

Dated:                                 United Natural Foods, Inc.

By:
                             Its: